Exhibit 10.2

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT, made as of the 2nd day of July 2007, among LEESPORT FINANCIAL CORP. (“Bancorp”), a Pennsylvania business corporation having a place of business at 1240 Broadcasting Road, Wyomissing, Pennsylvania, ESSICK & BARR, LLC (“E&B”), a Pennsylvania limited liability company having a place of business at 108 South Fifth Street, Reading, Pennsylvania, and CHARLES J. HOPKINS (“Executive”), an adult individual.

BACKGROUND:

1.             Bancorp, E&B, and Executive are presently parties to an employment agreement, dated September 17, 1998, as amended by First Amendment to Employment Agreement, dated as of January 2002 (collectively, the “Employment Agreement”), a copy of which is attached as Exhibit “A,” pursuant to which Executive is serving as President and Chief Executive Officer of E&B.

2.             Leesport and E&B are undertaking a reorganization of Leesport’s insurance operations, commencing July 1, 2007, which reorganization will result in, among other things, a consolidation of the operations and names of E&B’s existing insurance divisions or groups, including consolidation of the Boothby Division and elimination of the names “The Boothby Group” or “The Boothby Division” in 2008.

3.             In connection with the reorganization of the insurance operations, Company, E&B, and Employee mutually desire to further amend the Employment Agreement on the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.             Amendment to Duties of Employee Section.  Section 2 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“2. Duties of Employee.  Executive shall perform and discharge well and faithfully such duties as an executive officer of E&B as may be assigned to Executive from time to time by the Board of Directors of E&B.  Executive shall be employed as President and Chief Executive Officer of E&B, and shall hold such other titles as an officer of E&B as may be given to him from time to time by the Board of Directors of E&B. Notwithstanding the foregoing, upon the consolidation of the insurance operations of E&B and the elimination of the Boothby Division, (i) Executive shall become, without further action on the part of E&B or the E&B Board, a Vice Chairman of E&B and (ii) Executive shall no longer serve as President and Chief Executive Officer of E&B.  Executive shall devote his full time, attention and energies to the business of E&B during the Employment Period (as defined in Section 3 of this

Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) investing Executive’s personal assets in enterprises that do not compete with Leesport, Bank or E&B or (b) being involved in any other activity with the prior approval of the Board of Directors of E&B.  During the Employment Period, Executive shall report to the Chief Executive Officer of Bancorp.”

2.             Amendment to Annual Base Salary Section.  Section 4(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(a)  Annual Base Salary.  For services performed by Executive under this Agreement, effective July 1, 2007, E&B shall pay Executive an annualized Annual Base Salary in the aggregate during the Employment Period at the rate of Four Hundred Eighteen Thousand ($418,000) Dollars per year, payable at the same times as salaries are payable to other executive employees of E&B.  E&B may, from time to time, increase Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of E&B or any committee of such Board in the resolutions authorizing such increases.”

3.             Amendment to Commission Section.  Section 4(b) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(b)  Commission.  Effective July 1, 2007, Executive shall no longer receive scheduled commission payments for any insurance products or services sold by E&B after such date.”

4.             Addition of Sentence to Bonus Section.  The following sentence is hereby added as a new final sentence to Section 4(c) of the Employment Agreement:

“Executive shall also be eligible to participate in accordance with their terms in any commercial referral plan in effect from time to time for employees of Leesport and its affiliates and in any corporate bonus plan or program maintained from time to time for employees of Leesport and its affiliates.”

5.             Addition of Referral Fee Section.  A new Section 4(h) is hereby added to the Employment Agreement to read as follows:

“(h)  Referral Fees on Personal Lines Products.  Executive shall receive a referral fee with respect to sales of personal lines insurance products by another employee of E&B as a result of a referral from Executive in an amount equal to twenty percent (20%) of the total commission revenue received by E&B during the first twelve (12) months of the applicable policy.  Referral fees shall be payable under this Section 4(h) only to the extent that such referrals generate more than $5,000 in revenue per year.  Such referral fees shall be paid in accordance with the procedures established therefor by E&B applicable to its commission salesperson employees.”

6.             Amendment to Change in Control Payment Section.  Sections 6(a)(i), 6(a)(ii), and 6(a)(iii) of the Employment Agreement are hereby amended and restated in their entirety as follows:

“(i)  E&B shall make (or cause to be made) a lump sum cash payment to Executive no later than thirty (30) days following the date of such termination in an amount equal to and no greater than two (2) times the Executive’s Annual Base Salary, as defined in Section 4(a) hereof, in effect on the date of termination of employment.

(ii)  Notwithstanding the preceding Section 6(a)(i), in the event that the payment described in Section 6(a)(i), when added to all other amounts or benefits provided to or on behalf of Executive in connection with his termination of employment, would result in the reduction of tax deductions under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such sum shall be reduced (retroactively, if necessary) to the extent necessary to avoid such reduction.  Upon written notice to Executive, together with calculations of E&B’s independent auditors, Executive shall remit to E&B the amount of the reduction plus such interest as may be necessary to avoid the reduction of such tax deductions.

(iii)  [Intentionally Omitted.]”

7.             Amendment to Termination of Employment Following Change in Control Section.  Section 5(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows

“5.   Termination of Employment Following Change in Control.

(a)  If a Change in Control (as defined in Section 5(b) of this Agreement) shall occur and if thereafter at any time during the term of this Agreement there shall be:

(i)  any involuntary termination of Executive’s employment (other than for the reasons set forth in Section 3(b) or 3(d) of this Agreement);

(ii)  any reduction in Executive’s title, responsibilities, including reporting responsibilities, or authority, including such title,

responsibilities or authority as such title, responsibilities or authority may be increased from time to time during the term of this Agreement;

(iii)  the assignment to Executive of duties inconsistent with Executive’s office on the date of the Change in Control or as the same may be increased from time to time after the Change in Control;

(iv)  any reassignment of Executive to a location greater than fifty (50) miles from the location of Executive’s office on the date of the Change in Control;

(v)  any reduction in Executive’s Annual Base Salary in effect on the date of the Change in Control or as the same may be increased from time to time after the Change in Control;

(vi)  any failure to continue Executive’s participation in any of E&B’s commission compensation or bonus plans in which Executive participated at the time of the Change in Control or any change or amendment to any provisions of any of such plans which would materially decrease the potential benefits to Executive under any of such plans;

(vii)  any failure to provide Executive with benefits at least as favorable as those enjoyed by Executive under any of E&B’s retirement or pension, life insurance, medical, health and accident, disability or other employee plans in which Executive participated at the time of the Change in Control, or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change in Control;

(viii)  any requirement that Executive travel in performance of his duties on behalf of E&B for a significantly greater period of time during any year than was required of Executive during the year preceding the year in which the Change in Control occurred; or

(ix)  any sustained pattern of interruption or disruption of Executive for matters substantially unrelated to Executive’s discharge of Executive’s duties on behalf of E&B.

then, at the option of Executive, exercisable by Executive within ninety (90) days of the occurrence of any of the foregoing events, Executive may resign from employment with E&B (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) if Executive (i) delivers a notice in writing (the “Notice of Termination”) to Bank and E&B and (ii) Bank or

E&B fails to cure the condition giving rise to such right to terminate within 30 days of receipt of such Notice of Termination.  In the event of termination by Executive as a result of any of the foregoing events, such termination shall be effective no more than 60 days after the end of the 30-day cure period described above and the provisions of Section 6 of this Agreement shall apply.”

8.             Addition of New Provision to Rights in Event of Termination of Employment Absent Change in Control Section.  The following provision is hereby added as a new provision to Section 7 of the Employment Agreement:

“(e)         Severance benefits paid pursuant to Section 7(a) above, to the extent of payments made from the date of termination of the Executive’s employment through March 15th of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision. Notwithstanding the foregoing, if Bank or E&B determines that any other payments hereunder fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code, the payment of such benefit shall be delayed to the minimum extent necessary so that such payments are not subject to the provisions of Section 409A(a)(1) of the Code.”

9.             Ratification of Agreement.  Except as otherwise provided in this Second Amendment to Employment Agreement, all terms and conditions of the Employment Agreement remain in full force and effect, and nothing contained in this Second Amendment to Employment Agreement shall be deemed to alter or amend any provision of the Employment Agreement except as specifically provided herein.  References in the Employment Agreement to the “Agreement” shall be deemed to be references to the Employment Agreement as amended hereby.

10.           Waiver. No provision of this Second Amendment to Employment Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Boards of Directors of Bancorp and E&B.  No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Second Amendment to Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.           Assignment.  This Second Amendment to Employment Agreement shall not be assignable by any party, except by Bancorp and E&B to an affiliate of Bancorp or to any successor in interest to their respective businesses.

12.           Entire Agreement.  This Second Amendment to Employment Agreement contains the entire agreement of the parties relating to the subject matter hereof.

13.           Successors; Binding Agreement.

(a)           This Second Amendment to Employment Agreement shall inure to the benefit of and be binding on Bancorp and E&B and any of their successors or permitted assigns.

(b)           This Second Amendment to Employment Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees.

14.           Applicable Law.  This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LEESPORT FINANCIAL CORP.

By	/s/ Robert D. Davis

Attest:	/s/ Jenette L. Eck

(“Bancorp”)

ESSICK & BARR, LLC

By	/s/ Robert D. Davis

Attest:	/s/ Jenette L. Eck

(“E&B”)

/s/ Charles J. Hopkins
Charles J. Hopkins
(“Executive”)

EXHIBIT “A”

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT, made as of the          day of January 2002, among FIRST LEESPORT BANCORP, INC. (“Bancorp”), a Pennsylvania business corporation having a place of business at 1240 Broadcasting Road, Wyomissing, Pennsylvania, ESSICK & BARR, INC. (“E&B”), a Pennsylvania corporation having a place of business at 108 South Fifth Street, Reading, Pennsylvania, and CHARLES J. HOPKINS (“Executive”), an adult individual.

BACKGROUND:

1. Bancorp, E&B, and Executive are presently parties to an employment agreement, dated September 17, 1998 (the “Employment Agreement”), a copy of which is attached as Exhibit “A.”

2. For ease of administration, Bancorp desires to amend certain of its outstanding employment agreements with executive officers, including the Employment Agreement, to provide for a uniform termination date of December 31 by extending the existing termination date under the Employment Agreement.

3. Executive has agreed to amend the Employment Agreement to provide for a termination date of December 31 by extending the existing term of the Employment Agreement.

AGREEMENT:

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Amendment of Term of Agreement. Section 3(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(a) This Agreement shall be for a period (the “Employment Period”) commencing on the Effective Date set forth in Section 2.02 of the Merger Agreement and ending on December 31, 2006; provided, however, that the Employment Period shall be automatically extended on January 1, 2003 and on January 1 of each subsequent year (each an “Annual Renewal Date”) for a period ending five (5) years from each Annual Renewal Date unless Bancorp or Executive shall give written notice of nonrenewal to the other party at least ninety (90) days prior to an Annual Renewal Date, in which event this Agreement shall terminate at the end of the then existing Employment Period.”

2. Ratification of Agreement. Except as otherwise provided in this First Amendment to Employment Agreement, all terms and conditions of the Employment Agreement remain in full force and effect, and nothing contained in this First Amendment to Employment Agreement shall be deemed to alter or amend any provision of the Employment Agreement except as specifically provided herein. References in the Employment Agreement to the “Agreement” shall be deemed to be references to the Agreement as amended hereby.

3. Waiver. No provision of this First Amendment to Employment Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Boards of Directors of Bancorp and E&B. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this First Amendment to Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

4. Assignment. This First Amendment to Employment Agreement shall not be assignable by any party, except by Bancorp and E&B to an affiliate of Bancorp or to any successor in interest to their respective businesses.

5. Entire Agreement. This First Amendment to Employment Agreement contains the entire agreement of the parties relating to the subject matter hereof.

6. Successors; Binding Agreement.

(a) This First Amendment to Employment Agreement shall inure to the benefit of and be binding on Bancorp and E&B and any of their successors or permitted assigns.

(b) This First Amendment to Employment Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees.

[THIS SPACE INTENTIONALLY BLANK]

7. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FIRST LEESPORT BANCORP, INC.

By	/s/ Raymond H. Melcher, Jr.

Attest:	/s/ Jenette L. Eck

(“Bancorp”)

ESSICK & BARR, INC.

By	/s/ Raymond H. Melcher, Jr.

Attest:	/s/ Jenette L. Eck

(“E&B”)

/s/ Charles J. Hopkins
Charles J. Hopkins
(“Executive”)

EXHIBIT A

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 17th day of September, 1998, among FIRST LEESPORT BANCORP, INC. (“Bancorp”), a Pennsylvania business corporation having a place of business at 133 North Centre Avenue, Leesport, Pennsylvania, ESSICK & BARR, INC. (“E&B”), a Pennsylvania corporation having a place of business at 108 South Fifth Street, Reading, Pennsylvania 19612 and CHARLES J. HOPKINS (“Executive”), an individual residing at 80 Cheltenham Drive, Wyomissing, Pennsylvania 19610.

WITNESSETH:

WHEREAS, Bancorp and E&B have entered into an Agreement and Plan of Reorganization dated September 17, 1998 (the “Merger Agreement”);

WHEREAS, The First National Bank of Leesport (“Bank”) is a wholly owned banking subsidiary of Bancorp;

WHEREAS, pursuant to the Merger Agreement, E&B will be a wholly owned subsidiary of Bancorp on the Effective Date as set forth in Section 2.02 of the Agreement;

WHEREAS, E&B desires to employ Executive to serve in the capacity of President and Chief Executive Officer of E&B on the terms and conditions set forth herein;

WHEREAS, Executive desires to accept employment with E&B on the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Employment. E&B hereby employs Executive and Executive hereby accepts employment with E&B, on the terms and conditions set forth in this Agreement. It is expressly agreed that this Agreement will become null and void, and the parties shall have no obligation or responsibility to each other, if the Merger Agreement does not become effective.

2. Duties of Employee. Executive shall perform and discharge well and faithfully such duties as an executive officer of E&B as may be assigned to Executive from time to time by the Board of Directors of E&B. Executive shall be employed as President and Chief Executive Officer of E&B, and shall hold such other titles as may be given to him from time to time by the Board of Directors of E&B. Executive shall devote his full time, attention and energies to the business of E&B during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) investing Executive’s personal assets in enterprises that do not compete with Bancorp, Bank or E&B or (b) being involved in any other activity with the prior approval of the Board of Directors of E&B.

3. Term of Agreement.

(a)                      This Agreement shall be for a five (5) year period (the “Employment Period”) beginning on the Effective Date as set forth in Section 2.02 of the Merger Agreement and ending five (5) years later. The Employment Period shall be automatically extended on the first anniversary date of the Effective Date as set forth in the Merger Agreement and on the same date of each subsequent year (the “Annual Renewal Date”) for a period ending five (5) years from each Annual Renewal Date unless either party shall give written notice of nonrenewal to the other party at least ninety (90) days prior to an Annual Renewal Date, in which event this Agreement shall terminate at the end of the then existing Employment Period.

(b)                     Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors of E&B to Executive. As used in this Agreement, “Cause” shall mean any of the following:

(i)                       Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of at least thirty (30) days;

(ii)                   Executive’s failure to follow the good faith lawful instructions of the Board of Directors of E&B with respect to its operations following written notice of such instructions; or

(iii)                Executive’s failure to perform Executive’s duties to E&B (other than a failure resulting from Executive’s incapacity because of physical or mental illness, as provided in subsection (d) of this Section 3), after notice from E&B or Bancorp and a failure to cure such violation within ten (10) days of said notice, unless it is apparent under the circumstances that Executive is unable to cure such violation, which failure results in injury to Bancorp, Bank or E&B, monetarily or otherwise.

(iv)                Executive’s intentional violation of the provisions of this Agreement; or

(v)                   dishonesty or gross negligence of the Executive in the performance of his duties;

(vi)               conduct on the part of the Executive which brings public discredit to the Bancorp, Bank or EB

(vii)            Executive’s breach of fiduciary duty involving personal profit; or

(viii)        Executive’s loss or non-renewal of insurance license.

(ix)                 Executive’s removal or prohibition from being an institutional-affiliated party by a final order of an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act or by the Pennsylvania Department of Banking Commission pursuant to state law.

If this Agreement is terminated for Cause, Executive’s rights under this Agreement shall cease as of the effective date of such termination.

(c)                      Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s voluntary termination of employment (other than in accordance with Section 5 of this Agreement), retirement at Executive’s election, or Executive’s death, and Executive’s rights under this Agreement shall cease as of the date of such voluntary termination, retirement at Executive’s election, or death; provided, however, that if Executive dies after Executive delivers a Notice of Termination (as defined in Section 5(a) of this Agreement), the provisions of Section 13(b) of this Agreement shall apply.

(d)                     Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s disability and Executive’s rights under this Agreement shall cease as of the date of such termination; provided, however, that if Executive becomes disabled after Executive delivers a Notice of Termination (as defined in Section 5(a) of this Agreement), Executive shall nevertheless be absolutely entitled to receive all of the compensation and benefits provided for in, and for the term set forth in, Section 6 of this Agreement. For purposes of this Agreement, disability shall mean Executive’s incapacitation by accident, sickness or otherwise which renders Executive mentally or physically incapable of performing the services required of Executive for the entire period of six (6) consecutive months.

(e)                      Executive agrees that in the event his employment under this Agreement is terminated, Executive shall resign as a director of E&B and Bancorp, or any affiliate or subsidiary thereof, if he is then serving as a director of any of such entities.

4. Employment Period Compensation.

(a)                      Salary. For services performed by Executive under this Agreement, E&B shall pay Executive an Annual Base Salary in the aggregate during the Employment Period at the rate of Two Hundred Thirty Thousand ($230,000) Dollars per year, payable at the same times as salaries are payable to other executive employees of E&B. E&B may, from time to time, increase Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of E&B or any committee of such Board in the resolutions authorizing such increases.

(b)                     Commission. Executive shall receive scheduled commission payments based on the formula as set forth in Exhibit A hereto. It is strictly understood and agreed that any commissions earned by Executive shall not be offset by any salary payments received under subsection (a) of this Section 4. In the event of termination of Executive for any reason whatsoever, any commissions earned up to the date of termination will be paid to Executive on the same commission schedule. Notwithstanding the foregoing, if it is determined by Bancorp or E&B, in their sole discretion, that there are misrepresentations or other material defects in an insurance transaction by Executive which would disqualify the insurance transaction, the Executive shall forfeit any and all commissions earned on such insurance transaction.

(c)                      Bonus. For services performed by Executive under this Agreement, Executive shall be entitled to receive a bonus based upon the attainment of certain goals which such goals will be agreed upon annually by the Executive and the Board of Directors of E&B and Bancorp. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of E&B to Executive provided for in this Agreement.

(d)                     Vacations. During the term of this Agreement, Executive shall be entitled to paid annual vacation in accordance with the policies established for senior executives at Bancorp. However, Executive shall not be entitled to receive any additional compensation from E&B for failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of E&B.

(e)                      Automobile. During the term of this Agreement, E&B shall provide Executive with exclusive use of an automobile mutually agreed upon by Bank and E&B. E&B shall be responsible and shall pay for all costs of insurance coverage, repairs, maintenance and other operating and incidental expenses, including license, fuel and oil. E&B shall provide Executive with a replacement automobile at approximately the time Executive’s automobile reaches three (3) years of age or 50,000 miles, whichever is first, and approximately every three (3) years or 50,000 miles thereafter, upon the same terms and conditions.

(f)                        Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in and receive the benefits of any Employee Benefit Plan currently in effect at E&B, until such time that the Board of Directors of E&B authorize a change in such benefits. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 4(a) hereof.

(g)                     1999 Stock Options. Bancorp agrees to prepare and submit to its shareholders, in connection with its 1999 Annual Meeting of Shareholders, a stock option plan providing for the grant of stock options to key employees of Bank and E&B. Executive shall be granted stock options to purchase such number of whole shares of the Common Stock of Bancorp equal to the quotient of (x) $700,000 divided by (y) the Closing Market Price of the Common Stock of Bancorp as defined in Section 2.01(d) of the Merger Agreement, effective upon the date of shareholder approval of such plan, at an exercise price equal to the fair market value of such shares on the date of grant. Such options shall be subject to a five (5) year vesting provision, with 1/5 of the total number of options vesting on the first annual anniversary of your employment with Bank and E&B and an additional 1/5 of the total number of options vesting on each subsequent annual anniversary date thereafter. Such options will provide for a term of ten years. Notwithstanding the foregoing, in the event of a Change in Control as defined in Section 5(b) of this Agreement, the stock options will automatically become fully vested.

5. Termination of Employment Following Change in Control.

(a)                      If a Change in Control (as defined in Section 5(b) of this Agreement) shall occur and if thereafter at any time during the term of this Agreement there shall be:

(i)                       any involuntary termination of Executive’s employment (other than for the reasons set forth in Section 3(b) or 3(d) of this Agreement);

(ii)                   any reduction in Executive’s title, responsibilities, including reporting responsibilities, or authority, including such title, responsibilities or authority as such title, responsibilities or authority may be increased from time to time during the term of this Agreement;

(iii)                the assignment to Executive of duties inconsistent with Executive’s office on the date of the Change in Control or as the same may be increased from time to time after the Change in Control;

(iv)                 any reassignment of Executive to a location greater than fifty (50) miles from the location of Executive’s office on the date of the Change in Control;

(v)                    any reduction in Executive’s Annual Base Salary in effect on the date of the Change in Control or as the same may be increased from time to time after the Change in Control;

(vi)                any failure to continue Executive’s participation in any of E&B’s commission compensation or bonus plans in which Executive participated at the time of the Change in Control or any change or amendment to any provisions of any of such plans which would materially decrease the potential benefits to Executive under any of such plans;

(vii)            any failure to provide Executive with benefits at least as favorable as those enjoyed by Executive under any of E&B’s retirement or pension, life insurance, medical, health and accident, disability or other employee plans in which Executive participated at the time of the Change in Control, or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change in Control;

(viii)        any requirement that Executive travel in performance of his duties on behalf of E&B for a significantly greater period of time during any year than was required of Executive during the year preceding the year in which the Change in Control occurred; or

(ix)                 any sustained pattern of interruption or disruption of Executive for matters substantially unrelated to Executive’s discharge of Executive’s duties on behalf of E&B.

then, at the option of Executive, exercisable by Executive within one hundred twenty (120) days of the occurrence of any of the foregoing events, Executive may resign from employment with E&B (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering a notice in writing (the “Notice of Termination”) to Bank and E&B and the provisions of Section 6 of this Agreement shall apply.

(b)                     As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following:

(i)                       (A) a merger, consolidation or division involving Bancorp, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of Bancorp, or (C) a purchase by Bancorp of substantially all of the assets of another entity, unless (x) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by seventy percent (70%) or more of the members of the Board of Directors of Bancorp who are not interested in the transaction and (y) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of Directors of Bancorp; or

(ii)                   any other change in control of Bancorp similar in effect to any of the foregoing.

6. Rights in Event of Termination of Employment Following Change in Control.

(a)                      In the event that Executive delivers a Notice of Termination (as defined in Section 5(a) of this Agreement) to Bancorp and E&B, Executive shall be absolutely entitled to receive the compensation and benefits set forth below:

(i)                       If, at the time of termination of Executive’s employment, a “Tax Change” (as defined in Section 6(a)(iii) of this Agreement) has also occurred, E&B shall make, in the aggregate, a lump sum cash payment to Executive no later than thirty (30) days following the date of such termination in an amount equal to and no greater than two [2.0] times the Executive’s Annual Base Salary, as defined in subsection (a) of Section 4, in effect on the date of termination of employment.

(ii)                   If, at the time of termination of Executive’s employment, a “Tax Change” has not occurred, E&B shall make a lump sum cash payment to Executive no later than thirty (30) days following the date of such termination in an amount equal to and no greater than two [2.0] times the Executive’s Annual Base Salary, as defined in subsection (a) of Section 4, in effect on the date of termination of employment.

(iii)                For purposes of this Agreement, “Tax Change” means a change (A) in the ownership or effective control of Bancorp or (B) in the ownership of a substantial portion of the assets of Bancorp, determined pursuant to regulations promulgated under Section 280G of the Code. Such term also means any similar change with respect to Bank or E&B or an affiliate, to the extent provided in such regulations.

(iv)                To the extent benefits become payable under Section 6(a)(i) or Section 6(a)(ii) by reason of Executive’s termination of employment on or after his attainment of age 621/2, the following amount, if less than the amount calculated under the relevant section, shall be paid within thirty (30) days of such termination in lieu of the amount otherwise payable.

(v)                    Notwithstanding the foregoing, if any portion of the payment due pursuant to this Section 6 is found to violate any of the proscriptions in Section 359 of the Federal Deposit Insurance Corporation Rules and Regulations, then E&B shall not be obligated to make such payment found to be violated.

If Termination Occurs	Percentage of Annual Base Salary Payable

On or after 62 1/2 but before age 63	200%

On or after 63 but before age 63 1/2	200%

On or after age 63 1/2 but before age 64	150%

On or after 64 but before age 64 1/2	100%

On or after age 64 1/2 but before age 65	50%

On or after age 65	0%

For purposes of this paragraph, the term “Annual Base Salary” shall mean the Executive’s annual salary, as defined in subsection (a) of Section 4, in effect on the date of termination of employment.

(b)                     Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise. The amount of payment or the benefit provided for in this Section 6 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

7. Rights in Event of Termination of Employment Absent Change in Control.

(a)                      In the event that Executive’s employment is involuntarily terminated by E&B without Cause and no Change in Control shall have occurred at the date of such termination, E&B shall pay (or cause to be paid), in the aggregate, to Executive in cash, in an amount equal to the Executive’s Annual Base Salary in effect on the date of termination for the remainder of the then existing Employment Term, paid at the same intervals as the salary is payable under Subsection (a) of Section 4. Notwithstanding the preceding sentence, in the event that the payment described in the preceding sentence, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, such sum would be retroactively (if necessary) reduced to the extent necessary to avoid such imposition. Upon written notice to Executive, together with calculations of E&B’s independent auditors, Executive shall remit to E&B the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax.

(b)                     Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise. The amount of payment or the benefit provided for in this Section 7 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(c)                      To the extent benefits become payable under this Section 7 by reason of termination of Executive’s employment on or after his attainment of age 621/2 , the amounts set forth in Section 6(a)(iv), if less than the amounts payable under this Section 7, shall be paid within thirty (30) days of such termination in lieu of the amount otherwise payable under this Section 7.

(d)                     The amounts payable pursuant to this Section 7 shall constitute Executive’s sole and exclusive remedy in the event of involuntary termination of Executive’s employment by E&B in the absence of a Change in Control.

8. Covenant Not to Compete.

(a)                      Executive hereby acknowledges and recognizes the highly competitive nature of the business of Bancorp, Bank and E&B and accordingly agrees that, during and for the applicable period set forth in Section 8(c) hereof, Executive shall not:

(i)                       be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) the insurance agency or brokerage industry, or (3) any other activity in which Bancorp, Bank or E&B or any of its subsidiaries is engaged during the Employment Period, in any county in which, at any time during the Employment Period or at the date of termination of the Executive’s employment, a branch, office or other facility of Bancorp, Bank or E&B or any of its subsidiaries is located, or in any county contiguous to such a county, including contiguous counties located outside of the Commonwealth of Pennsylvania (the “Non-Competition Area”); or

(ii)                   provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) the insurance agency or brokerage industry, or (3) any other activity in which Bank or E&B or any of their subsidiaries are engaged during the Employment Period, in the Non-Competition Area; or

(iii)                solicit current and former customers of Bancorp, Bank or E&B in the Non-Competition Area.

(b)                     It is expressly understood and agreed that, although Executive and Bancorp, Bank and E&B consider the restrictions contained in Section 8(a) hereof reasonable for the purpose of preserving for Bancorp, Bank and E&B and their subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 8(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 8(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)                      The provisions of this Section 8 shall be applicable commencing on the date of this Agreement and ending on one of the following dates, as applicable:

(i)                       if Executive’s employment terminates in accordance with the provisions of Section 3 (other than Section 3(b) relating to termination for Cause), the same date as the ending date of the then existing Employment Period;

(ii)                   if Executive’s employment terminates in accordance with the provisions of Section 3(b) of this Agreement (relating to termination for Cause), the second anniversary date of the effective date of termination of employment; or

(iii)                if the Executive voluntarily terminates his employment in accordance with the provisions of Section 5 hereof, the second anniversary date of the effective date of termination of employment.

(iv)                If the Executive’s employment is involuntarily terminated in accordance with the provisions of Section 7, the same date as the ending date of the then existing Employment Period.

9. Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Board of Directors of the Bancorp, Bank and E&B or a person authorized thereby, knowingly disclose to any person, other than an employee of the Bancorp and E&B or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of E&B, any material confidential information obtained by him while in the employ of E&B with respect to any of Bancorp’s, Bank’s and E&B’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to Bancorp, Bank or EB provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business of a business similar to that conducted by Bancorp, Bank or E&B or any information that must be disclosed as required by law.

10. Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive offices of Bancorp and E&B, in the case of notices to Bancorp and E&B.

11. Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of E&B. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12. Assignment. This Agreement shall not be assignable by any party, except by Bancorp, Bank and E&B to any successor in interest to their respective businesses.

13. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement.

14. Successors, Binding Agreement.

(a)                      Bancorp, Bank and E&B will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of Bancorp, Bank and E&B to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Bancorp, Bank and E&B would be required to perform it if no such succession had taken place. Failure by Bancorp and E&B to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 3 of this Agreement shall apply. As used in this Agreement, “Bancorp”, “Bank” and “E&B” shall mean Bancorp, Bank and E&B as defined previously and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)                     This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a Notice of Termination is delivered by Executive, or following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

15. Damages for Breach of Contract. In the event of a breach of this Agreement by either the Bancorp, E&B or Executive resulting in damages to another party to this Agreement, that party may recover from the party breaching the Agreement only those damages as set forth herein. In the event any dispute arises regarding this Agreement, each party shall bear its own attorney’s fees and costs.

16. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

18. Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	FIRST LEESPORT BANCORP, INC.

/s/ Jenette L. Eck	By	/s/ Raymond H. Melcher, Jr.

“Bancorp”

ESSICK & BARR, INC.

/s/ Michael D. Hughes	By	/s/ Charles J. Hopkins

“E&B”

/s/ Charles J. Hopkins
Charles J. Hopkins

“Executive”